Exhibit 99

Progressive Announces Quarterly Common Share Dividend and Appointment of Calculation Agent for Preferred Shares

MAYFIELD VILLAGE, OHIO – March 6, 2023 – On March 3, 2023, the Board of Directors of The Progressive Corporation (NYSE:PGR) declared a $0.10 per common share dividend, payable April 14, 2023, to shareholders of record at the close of business on April 6, 2023 (ex-dividend date of April 5, 2023).

In addition, on March 3, 2023, The Progressive Corporation appointed itself as calculation agent for its Series B Fixed-to-Floating Rate Cumulative Perpetual Serial Preferred Shares. The floating rate period for the Series B shares begins on March 15, 2023.

About Progressive
Progressive Insurance® makes it easy to understand, buy and use car insurance, home insurance, and other protection needs. Progressive offers choices so consumers can reach us however it’s most convenient for them — online at progressive.com, by phone at 1-800-PROGRESSIVE, via the Progressive mobile app, or in-person with a local agent.

Progressive provides insurance for personal and commercial autos and trucks, motorcycles, boats, recreational vehicles, and homes; it is the third largest auto insurer in the country, a leading seller of motorcycle and commercial auto insurance, and one of the top 15 homeowners insurance carriers.

Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, Snapshot®, and HomeQuote Explorer®.

The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE: PGR.

Company Contact:
Douglas S. Constantine
(440) 395-3707
investor_relations@progressive.com

The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, Ohio 44143
http://www.progressive.com